Exhibit 16.1
FARMER, FUQUA & HUFF P. C.
November 19, 2008
Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549
Re: First Equity Properties, Inc.
Commission File No. 000-11777
We have read the statements that we understand First Equity Properties, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.
We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.
Sincerely,
/s/ Farmer, Fuqua & Huff, P. C.
Farmer, Fuqua & Huff, P.C.